Exhibit 23.3          Consent of Thomas Raju

THOMAS RAJU

75 Bhindi Street
Suva, Fiji

To:           United States Securities and Exchange Commission

I, Thomas Raju, Professional Engineer, do hereby consent to the filing, with the regulatory authorities referred to above, the technical report entitled “Summary of Exploration on the Sigatoka Property” dated June 15, 2007 (the “Technical Report”), and to the written disclosure of the Technical Report and of extracts from or a summary of the Technical Report in the written disclosure in any Offering Memorandum, other offering documents, Form SB-2 registration statement, or an Annual Information Form of Buka Ventures Inc.

I hereby consent to the inclusion of my name as an expert in Buka Ventures Inc. Form SB-2 registration statement as filed with your office.

I hereby certify that I have read the written disclosure being filed and I do not have any reason to believe that there are any misrepresentations in the information derived from the Technical Report in the written disclosure in this Form SB-2 registration statement, other offering documents, or an Annual Information Form of Buka Ventures Inc.

Dated:  June 22, 2007

THOMAS RAJU                                                                                                (Seal of Stamp of Qualified Person)

Thomas Raju